Baxter, Baker, Sidle, Conn & Jones, P.A.

Attorneys at Law

120 E. Baltimore Street, Suite 2100

Baltimore, Maryland 21202-1643

James E. Baker, Jr. Direct Line (410) 385-8122 e-mail: jbaker@bbsclaw.com	Telephone (410) 230-3800 Facsimile (410) 230-3801

EXHIBIT 5.1

February 6, 2003

The Allied Defense Group, Inc.

8000 Towers Crescent Drive

Suite 260

Vienna, Virginia 22182

Ladies and Gentlemen:

We have acted as counsel to The Allied Defense Group, Inc. formerly, Allied Research Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, of 999,959 shares of Common Stock of the Company, $.10 par value per share, pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission, Registration No. 333-101724 (the “Registration Statement”).

In rendering the opinions contained herein, we have examined originals or photostatic or certified copies of all certificates, documents, agreements and other instruments as we have deemed appropriate.

Based upon the foregoing, we are of the opinion that each of the 999,959 shares of the Common Stock of the Company covered by the Registration Statement, when issued by the Company, will be duly authorized, validly issued, fully paid and nonassessable.

This opinion is furnished in connection with the filing of the Registration Statement. We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears in the Registration Statement and the Prospectus.

Very truly yours,

Baxter, Baker, Sidle, Conn & Jones, P.A.

By:	/s/ James E. Baker, Jr.
James E. Baker, Jr., Vice President

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